Exhibit 23.10

CONSENT OF Bruce Murphy

The undersigned hereby consents to the inclusion in or incorporation by reference in the registration statement on Form S-8 (the “Registration Statement”) of Trilogy Metals Inc. filed with the United States Securities and Exchange Commission, to any amendments or post-effective amendments to the Registration Statement and to any prospectuses or prospectus supplements thereto, of references to the undersigned’s name and to the use of the technical report titled “Arctic Project, Northwest Alaska, USA NI 43-101 Technical Report on Pre-Feasibility Study” dated effective February 20, 2018 and released April 6, 2018 (the “Technical Report”), and the use of scientific and technical information, including any reserve estimates, from the Technical Report (collectively, the “Technical Information”), including extracts from or summaries of the Technical Information.

DATED: October 30, 2019

/s/ Bruce Murphy
Name: Bruce Murphy, P.Eng.